Black Hills Corporation

Short-Term Incentive Plan
Award Agreement

(Effective for Plan Years Beginning on or after January 1, 2024)

You have been selected to be a Participant in the Black Hills Corporation Short-Term Incentive
Plan (the “STIP”). The STIP is granted under the cash-based awards provisions of the Black Hills Corporation Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”). This Agreement and the Plan together govern your rights to the Award and set forth all of the conditions and limitations affecting such rights. All capitalized terms shall have the meanings ascribed to them in the Plan unless specifically set forth otherwise herein. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement.

Overview of Your Award

Participant: Name: ______________________

Target STIP Award: X (XX) percent of Eligible Earnings

Performance Period: January 1, 2024 to December 31, 2024

Performance Measure:

Category	Weight		2024 Metrics
Financial	70%		EPS
Safety Index	7.5%	2.5%	Timeliness of Incident Reporting
		2.5%	Average Safety Events/Employee
		2.5%	Days Away, Restricted, or Transferred (DART)
System Safety & Reliability	7.5%	3.75%	Hits per Thousand (HPT)
		3.75%	System Average Interruption Duration Index (SAIDI)
Customer Experience Index	7.5%	3.75%	Customer Satisfaction
		3.75%	Customer Effort
Diversity Index	7.5%		% Prof/Tech Positions with 2 or more Diverse Candidates

Article 1. Effective Date and Purpose of Plan

The Performance Period commences on January 1, 2024 and ends on December 31, 2024.

Article 2. Definitions

Unless the context otherwise specifically requires, the following words as used herein shall have the following meanings:

Eligible Earnings means the Participant’s regular compensation such as base salary and lump sum in lieu of merit increase. Eligible Earnings exclude, but are not limited to, non-cash compensation, payments-in-kind, incentive compensation, bonus payments, allowances, and deferred compensation.

Board means the Board of Directors of the Company.

Committee means the Compensation Committee of the Board.

Company means Black Hills Corporation, a South Dakota corporation with principal offices in the state of South Dakota.

Employee means any person who is in the regular full-time employment of the Company or a Subsidiary, as determined by the personnel rules and practices of the Company or a Subsidiary. The term does not include persons who are retained by the Company or a Subsidiary solely as consultants.

Incentive Award means the incentive compensation to be awarded to a Participant as determined under Article 5.

Participants means those eligible Employees to whom an Incentive Award is granted.

Performance Period means the period of time selected by the Committee over which the attainment of one or more performance goals will be measured.

Plan means the 2015 Amended and Restated Omnibus Incentive Plan.

Plan Year means the 12 months beginning on January 1 and ending on the following December 31.

Retirement or Retires means a Separation from Service by a Participant on or after (i) attaining the age of 55 with at least 5 years of service, or (ii) attaining the age of 65.

Separation of Service (as defined in Treasury Regulation Section 1.409A-1(h)) during the Performance Period other than (i) due to Retirement, disability or death, or (ii) following a change in control shall require forfeiture of this entire award, with no payment to the Participant.

Subsidiary shall mean any business organization in which Company, directly or indirectly, owns a majority of its voting power or voting equity securities or equity interest.

Article 3. Eligibility and Participants

Employees eligible to participate under this Agreement will be designated by the Committee.

Article 4. Administration of the Plan

This Agreement and the rights of the Participant hereunder are subject to all the terms and conditions of the Plan, as the same may be amended, modified, suspended or terminated from time to time by the Committee, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, in its sole discretion, all of which shall be binding upon the Participant.

Any inconsistency between the Agreement and the Plan shall be resolved in favor of the Plan.

Article 5. Target Incentive Award and Performance Measures

Participant was assigned a target Incentive Award determined as a percent of a Participant's Eligible Earnings. Participant shall have the opportunity to earn various percentages of the target Incentive Award. The percentage of the target Incentive Award to be earned by the Participant shall be determined by the application of objective performance measurements determined by the Committee, such as earnings per share. The application of the Participant's target Incentive Award to actual performance results creates the actual award for each Participant ("Incentive Award").

If Participant has a change during the Plan Year that impacts their target Incentive Award, determination of the target Incentive Award and performance measures are based on the target Incentive Award and performance measures in place for the Employee as of September 30 or their termination date for eligible Participants as described in Article 6.

Article 6. Termination Provisions

Except as provided below in this Article 6 and in Article 7, a Participant shall be eligible for payment of the Incentive Award, as determined in Article 5, only if the Participant’s employment with the Company or a Subsidiary continues through the last working day of the Performance Period.

If Participant Retires, suffers a disability, or dies during the Performance Period, the Participant (or the Participant’s estate) shall be entitled to that proportion of the Incentive Award as such Participant is entitled to under Article 5 for such Performance Period. The form and timing of the payment of such Performance Shares shall be as set forth in Article 9.

Article 7. Change in Control

Notwithstanding anything herein to the contrary, in the event of a Change in Control, the Participant shall be entitled to that proportionate target Incentive Award as such Participant is entitled to under Article 5 for such Performance Period (as of the effective date of the Change in Control).

Article 8. Forfeiture and Repayment.

(a)
In the event the Participant incurs a separation from service for a reason other than those described in Article 6 herein during the Performance Period this entire award will be forfeited.

(b)
Without limiting the generality of Article 8(a), the Committee reserves the right to cancel the Incentive Award awarded hereunder, whether or not earned, and require the Participant to repay all income or gains previously realized in respect of such Incentive Award, in the event of the occurrence of any of the following events:
(i)
termination of Participant’s employment for Cause;
(ii)
within one year following any termination of Participant’s employment, the Committee determines that the Participant engaged in conduct before the Participant’s termination date that would have constituted the basis for a termination of employment for Cause;
(iii)
at any time during the Participant’s employment or the twelve-month period immediately following any termination of employment, Participant:

(x) publicly disparages the Company, any of its Affiliates or any of its or their officers, directors or senior executive employees or otherwise makes any public statement that is materially detrimental to the interests or reputation of the Company, any of its Affiliates or such individuals; or

(y) violates in any material respect any policy or any code of ethics or standard of behavior or conduct generally applicable to Participant, including the Code of Conduct (defined to include any code of ethics or code of conduct now or hereafter adopted by the Company or any of its Affiliates, including to the extent applicable the Code of Business Conduct, as amended or supplemented from time to time, and the Company’s or subsidiary Risk Management Policies, as amended, supplemented or replaced from time to time); or

(iv)
Participant engages in any fraudulent, illegal or other misconduct involving the Company or any of its Affiliates, including but not limited to any breach of fiduciary duty, breach of a duty of loyalty, or interference with contract or business expectancy.
(c)
If the Committee determines that the Participant’s conduct, activities or circumstances constitute events described in Article 8(b), in addition to any other remedies the Company has available to it, the Committee may in its sole discretion:
(i)
cancel any Incentive Award, whether or not issued; and/or
(ii)
require the Participant to repay an amount equal to all income or gain realized in respect of all such Incentive Award.

There shall be no forfeiture or repayment under Article 8(b) following a Change in Control.

(d)
The Committee, in its discretion, shall determine whether a Participant’s conduct, activities or circumstances constitute events described in Article 8(b) and whether and to what extent the Incentive Award shall be forfeited by Participant and/or a Participant shall be required to repay an amount pursuant to Article 8(c). The Committee shall have the authority to suspend the payment, delivery or settlement of all or any portion of such Participant’s outstanding Incentive Award pending an investigation of a bona fide dispute regarding Participant’s eligibility to receive a payment under the terms of this Agreement as determined by the Committee in good faith.
(e)
Participant agrees that the provisions of this Article 8 are entered into in consideration of, and as a material inducement to, the agreements herein as well as an inducement for the Company to enter into this Agreement, and that, but for Participant’s agreement to the provisions of this Article 8, the Company would not have entered into this Agreement.

The Incentive Award is also subject to the provisions on forfeiture events and clawbacks set forth in Article 21 of the Plan.

Article 9. Payment of Incentive Award

The Incentive Award shall be paid to the Participant in the form of cash after required tax and applicable deductions are withheld.

Article 10. Assignability

No right to receive payments under this Agreement shall be subject to voluntary or involuntary alienation, assignment or transfer.

Article 11. Right to Incentive Award

The Committee determines the amount of the Incentive Award for the senior executive officers, and management determines the amount of the award for other participants, which determinations are to be made in January of each Plan Year based on the application of the target incentives and performance measures to the preceding year and no Participant shall be considered to have earned any portion of any Incentive Award until determination by the Committee. Notwithstanding anything contained herein, no Participant shall have any right to receive any Incentive Award unless he/she is an Employee of the Company through the last working day of each Plan Year. In the event of a Change in Control, a Participant's Incentive Award shall be determined as of the date of the Change in Control and shall be paid 30 days after the day of the Change in Control.

Article 12. Miscellaneous

(a) The selection of any employee for participation in the Plan shall not give such Participant any right to be retained in the employ of the Company. The right and power of the Company to dismiss or discharge any Participant at-will, is specifically reserved. Such Participant or any person claiming under or through the Participant shall not have any right or interest in the Plan or any Award thereunder, unless and until all terms, conditions, and provisions of the Plan that affect such Participant have been complied with as specified herein.

(b) With the approval of the Board, the Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent, except as required by law.

(c) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d) To the extent not preempted by federal law, this Agreement shall be governed by, and construed in accordance with, the laws of the State of South Dakota.

(e) Waiver and Modification. The provisions of this Agreement may not be waived or modified unless such waiver or modification is in writing and signed by the Company.

(f) Severability. In the event any provision of this Agreement shall be held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Agreement, and the Agreement shall be construed and enforced as if the illegal or invalid provision had not been included.

Article 13. No Tax Qualified or ERISA Plan

This is not intended to be a tax qualified Plan nor a Plan for the purposes of ERISA.

Black Hills Corporation Participant

____________________________________ ______________________________

Amy K. Koenig

Vice President – Governance, Corporate Secretary

and Deputy General Counsel